Exhibit 3.4

Date: 07/05/2022
Receipt Number: 9527205
EXPEDITE Amount Paid: $112.00

RECEIVED
JUL 05 2022
Utah Div. of Corp. & Comm. Code

AMENDED & RESTATED

ARTICLES OF INCORPORATION

OF

KINDLY MD, INC.

Pursuant to the provisions of UTAH CODE ANN. § 16-10a-1006 and § 16-10a-1007, Kindly MD, Inc. (the "Corporation") hereby adopts the amended and restated Articles of Incorporation attached hereto as Exhibit A (the "Amended and Restated Articles of Incorporation") as the restated articles of incorporation of the Corporation.

1. The Amended and Restated Articles of Incorporation were approved and adopted by the Board of Directors of the Corporation and its shareholders on July 1, 2022, by unanimous written consents in lieu of a meeting pursuant to UTAH CODE ANN. § 16-10a-821 and UTAH CODE ANN. § 16-10a-704.

2. The Corporation has 42,000,000 shares of common stock authorized, and no shares of preferred stock authorized or outstanding, and all of the shares of common stock that were entitled to vote approved the Amended and Restated Articles of Incorporation by written consent.

3. The number of votes approving the Amended and Restated Articles of Incorporation was sufficient for approval.

The President and Director of the Corporation has signed these Restated Articles of Incorporation under penalty of perjury this 1st day of July, 2022.

Timothy Pickett

Tim Pickett, President, Director and Majority Shareholder

JUL 5 '22 PM1:34

Exhibit A

AMENDED & RESTATED

ARTICLES OF INCORPORATION

OF

KINDLY MD, INC.

Pursuant to the provisions of Section 16-1Oa-1006 and 16-1Oa-1007 of the Utah Revised Business Corporation Act, Kindly MD, Inc., a Utah corporation, hereinafter referred to as the “Corporation,” hereby adopts the following Amended and Restated Articles of Incorporation:

ARTICLE I

Name

The name and address of this corporation is:

Kindly MD, Inc.

230 W. 400 South, Suite 20 I Salt Lake City, UT 84104

ARTICLE II

Duration

The duration of this corporation is perpetual.

ARTICLES ID

Purposes

The purpose or purposes for which this corporation is organized are to engage in any other lawful act or activity for which corporations may be organized under the Utah Revised Business Corporation Act.

ARTICLE IV

Registered Agent

The Company shall continuously maintain an agent in the State of Utah for service of process who is an individual residing in said state. The name and address of the registered agent is:

REGISTERED AGENTS INC

881 Baxter Drive, Suite 100

South Jordan, UT, 84095

2

ARTICLE V

Authorized Shares

The Corporation is authorized to issue a total of 110,000,000 shares, consisting of 10,000,000 shares of preferred stock having a par value of $0.001 per share (hereinafter referred to as “Preferred Stock”) and 100,000,000 shares of common stock having a par value $0.00 I per share (hereinafter referred to as “Common Stock”). Shares of any class of stock may be issued, without shareholder action, from time to time in one or more series as may from time to time be determined by the board of directors of the Corporation. The board of directors of the Corporation is hereby expressly granted authority, without shareholder action, and within the limits set forth in the Utah Revised Business Corporation Act, to:

A. designate in whole or in part, the preferences, limitations, and relative rights, of any class of shares before the issuance of any shares of that class;

B. create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the preferences, limitations, and relative rights of the series, all before the issuance of any shares of that series;

C. alter or revoke the preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares; or

D. increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the board of directors, either before or after the issuance of shares of the series; provided that, the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series.

The allocation between the classes, or among the series of each class, of unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution, shall be as designated by the board of directors. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation’s bylaws or in any amendment hereto or thereto shall be vested in the Common Stock. Accordingly, unless and until otherwise designated by the board of directors of the Corporation, and subject to any superior rights as so designated, the Common Stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.

ARTICLE VI

Amendment

Unless otherwise stated, these Articles of Incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote on each such amendment.

ARTICLE VII

Shareholder Rights

The authorized and treasury stock of the Corporation may be issued at such time, upon such terms and conditions and for such consideration as the board of directors shall determine. Shareholders shall not have pre-emptive rights to acquire unissued shares of stock of the Corporation; nor shall shareholders be entitled to vote cumulatively for directors of the Corporation.

3

ARTICLE VIII

Directors

Pursuant to UTAH CODE ANN. § 16-I0a-803, before any shares are issued, the Corporation’s board of directors may consist of one or more individuals. After shares are issued and for as long as the Corporation has fewer than three shareholders entitled to vote for the election of directors, its board of directors may consist of a number of individuals equal to or greater than the number of those shareholders. Thereafter, the Corporation’s board of directors shall consist of a minimum of three individuals. The bylaws may establish a variable range for the size of the board of directors by fixing a minimum and a maximum number of directors, and the number of directors may be fixed or changed from time to time within the range by the board of directors.

The names and addresses of the person who is serving as the current directors are as follows:

Tim Pickett

230 W. 400 South, Suite 201

Salt Lake City, UT 84104

ARTICLE IX

Common Directors - Transactions Between Corporations

No contract or other transaction between the Corporation and one (1) or more of its directors or any other corporation, firm, association or entity in which one (1) or more of its directors are directors or officers or are financially interested, shall be either void or voidable because of such relationship or interest, or because such director or directors are present at the meeting of the board of directors, or a committee thereof which authorizes, approves or ratifies the contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents of such interested director if (a) the fact of such relationship or interest is disclosed or known to the board of directors and they authorize, approve or ratify such contract or transaction by vote or written consent; or (b) the contract or transaction is fair and reasonable to the corporation.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or committee thereof which authorizes, approves, or ratifies any such contract or transaction.

ARTICLEX

Control Shares Acquisition Act

The Corporation elects to opt out of the provisions of the Control Share Acquisitions Act, UTAH CODE ANN. § 61-6-1, et seq., as they may apply to the Corporation or any transaction involving the Corporation. The provisions of the Control Share Acquisitions Act, UTAH CODE ANN. § 61-6-1, et seq., shall not be applicable to control share acquisition of the securities of the Corporation. This election is made in accordance with the provisions of Utah Code Ann. Section 61-6-1 et seq.

ARTICLE XI

Re-Capitalizations

The outstanding securities of this corporation may be forward or reverse split by resolution of the board of directors and without stockholder approval.

4

ARTICLE XII

Change of Name

The board of directors shall have the right to change the name of the Corporation without shareholder approval to a name that reflects the industry or business in which the Corporation’s business operations are conducted or to a name that will promote or conform to any principal product, technology or other asset of the corporation that the board of directors, in its sole discretion, deems appropriate.

ARTICLE XII

Limitation on Liability

To the fullest extent permitted by the Utah Revised Business Corporation Act or any other applicable law as now in effect or as it may hereafter be amended, a director of the Corporation shall have no personal liability to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director.

ARTICLE XIII

Indemnification of Officers, Directors, and Others

To the fullest extent permitted by the Utah Revised Business Corporation Act or any other applicable law as now in effect or as it may hereafter be amended, the Corporation shall indemnify directors as set forth in the bylaws. The Corporation may indemnify officers, employees, fiduciaries, and agents to the extent provided for in the bylaws or authorized by the board of directors.

5